Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
2008 Financial Guidance
(in millions, except per share amounts)

	Nine Months Ended	Quarter Ended		Year Ended
	September 30, 2008	December 31, 2008		December 31, 2008
	Actual	Range(d)		Range(d)
Revenue	$271.2	$104.0	$108.0	$375.2	$379.2

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	62.8	30.0	32.0	$92.8	94.8

Adjusted EBITDA per diluted common share	$1.06	$0.50	$0.53	$1.56	$1.59

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	8.4	2.2	2.4	10.6	10.8
Depreciation and amortization	(21.1)	(7.6)	(7.3)	(28.7)	(28.4)
Non-cash advertising	(1.7)	(3.0)	(3.0)	(4.7)	(4.7)
Non-cash stock-based compensation	(10.8)	(4.5)	(4.0)	(15.3)	(14.8)
Impairment of auction rate securities	(27.4)	—	—	(27.4)	(27.4)
Income tax provision	(16.4)	(7.4)	(8.6)	(23.7)	(25.0)

Income from continuing operations and net income	$(6.2)	$9.7	$11.5	$3.6	$5.3

Income from continuing operations and net income per common share:
Basic	$(0.11)	$0.17	$0.20	$0.06	$0.09

Diluted	$(0.11)	$0.16	$0.19	$0.06	$0.09

Weighted-average shares outstanding used in computing Income from continuing operations and net income per common share:
Basic	57.7	58.5	58.5	57.9	57.9
Diluted	57.7	60.5	60.5	59.4	59.4

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to net income

(c)	Income tax rate for Q4’08 is estimated to be approximately 43% of pretax income. The income tax provision excludes any benefit relating to any reversal in 2008 of the valuation allowance against deferred tax assets.

(d)	Excludes the impact of the pending acquisition of Marketing Technology Solutions, Inc.

FINANCIAL GUIDANCE SUMMARY
2009 Preliminary Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2009
	Range(d)
Revenue	$420.0	$450.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	$107.0	122.0

Adjusted EBITDA per diluted common share	$1.73	$1.97

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	8.0	10.0
Depreciation and amortization	(33.0)	(30.0)
Non-cash advertising	(1.5)	(1.5)
Non-cash stock-based compensation	(28.0)	(25.0)
Income tax provision	(22.6)	(32.5)

Income from continuing operations and net income	$29.9	$43.0

Income from continuing operations and net income per common share:
Basic	$0.51	$0.73

Diluted	$0.48	$0.69

Weighted-average shares outstanding used in computing Income from continuing operations and net income per common share:
Basic	59.0	59.0
Diluted	62.0	62.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to net income

(c)	Income tax rate for 2009 is estimated to be approximately 43% of pretax income. The income tax provision excludes any benefit relating to any reversal in 2009 of the valuation allowance against deferred tax assets.

(d)	Excludes the impact of the pending acquisition of Marketing Technology Solutions, Inc.